UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                      Consolidated Freightways Corporation
 -----------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
 -----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   209232 10 7
 -----------------------------------------------------------------------------
                                 (CUSIP Number)
 -----------------------------------------------------------------------------

                                  June 23, 1998
 -----------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|  Rule 13d-1(b)
|X|  Rule 13d-1(c)
|_|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 209232 10 7                   13G
---------------------

------------ -----------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

             Four Partners
------------ -----------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                     (a)   |_|
                                                                     (b)   |_|

------------ -----------------------------------------------------------------
     3       SEC USE ONLY


------------ -----------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             New York
------------ -----------------------------------------------------------------
                                      5      SOLE VOTING POWER

                                             1,228,750
           NUMBER OF
                                  ---------- ---------------------------------
             SHARES                   6      SHARED VOTING POWER
          BENEFICIALLY
            OWNED BY                         -0-
                                  ---------- ---------------------------------
              EACH                    7      SOLE DISPOSITIVE POWER
           REPORTING
             PERSON                          1,228,750
                                  ---------- ---------------------------------
              WITH                    8      SHARED DISPOSITIVE POWER

                                             -0-

--------------------------------- ---------- ---------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                      1,228,750
------------ -----------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*
                                                                           |_|
------------ -----------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                      5.3%
------------ -----------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                      PN
------------ -----------------------------------------------------------------

Item 1.

              (a)   Name of Issuer

                    Consolidated Freightways Corporation (the "Issuer")

              (b)   Address of Issuer's Principal Executive Offices

                    175 Linfield Drive
                    Menlo Park, California 94025

Item 2.

              (a)   Name of Persons Filing

                    Four Partners ("FP")

              (b) Address of Principal Business Office or, if none, Residence

                    Four Partners
                    c/o Thomas J. Tisch
                    667 Madison Avenue
                    New York, NY 10021

              (c)   Citizenship

                    New York

              (d)   Title of Class of Securities

                    Common Stock, $.01 par value (the "Shares")

              (e)   CUSIP Number

                    209232 10 7

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

              (a) |_| Broker or Dealer registered under Section 15 of the Act,

              (b) |_| Bank as defined in section 3(a)(6) of the Act,

              (c) |_| Insurance  company as defined in section 3(a)(19) of the
                      Act,

              (d) |_| Investment company registered under section 8 of the
                      Investment Company Act of 1940,

              (e) |_| Investment Adviser registered under section 203 of the
                      Investment Advisers Act of 1940,

              (f) |_| An employee benefit plan, Pension Fund which is subject to
                      the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see
                      section 240.13d-1(b)(1)(ii)(F),

              (g) |_| A parent holding company, in accordance with
                      section 240.13d-1(b)(ii)(G) (Note:  See Item 7),

              (h) |_| A savings association as defined in Section 3(b) of
                      the Federal Deposit Insurance Act (12  U.S.C. 1813);

              (i) |_| A church plan that is excluded from the definition of an
                      investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

              (j) |_| Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

              If this statement is filed pursuant to section 240.13d-1(c), check this box |X|.

Item 4.       Ownership

              (a)   Amount Beneficially Owned

                    As of the date hereof, FP is the beneficial owner of 1,228,750 Shares.

              (b)   Percent of Class

                    FP is the record owner of 5.3% of the outstanding Shares.

              (c) Number of shares as to which the person has:

                     (i)   Sole power to vote or to direct the vote

                           FP has directly the sole power to vote or direct the vote of the 1,228,750 Shares owned by it.

                     (ii) Shared power to vote or to direct the vote

                           By virtue of their status as managing trustees of the trusts which are the general partners of FP, Andrew
                           H. Tisch, Daniel R. Tisch, James S. Tisch and Thomas
                           J. Tisch (the "Messrs. Tisch") may be deemed to have indirectly shared power to vote or direct the vote of the 1,228,750 Shares owned by FP.

                     (iii) Sole power to dispose or to direct the disposition of

                           FP has directly the sole power to dispose or direct the disposition of the 1,228,750 Shares owned by it.

                     (iv) Shared  power to dispose or to direct the  disposition of

                           By virtue of their status as managing trustees of the trusts which are the general partners of FP, the Messrs. Tisch may be deemed to have indirectly shared power to dispose or direct the disposition of the 1,228,750 Shares owned by FP.

Item 5.       Ownership of Five Percent or Less of a Class

              Not applicable.

Item 6.       Ownership of More than Five Percent on Behalf of Another Person

              Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

              Not applicable.

Item 8.       Identification and Classification of Members of the Group

              Not applicable.

Item 9.       Notice of Dissolution of Group

              Not applicable.

Item 10.      Certification

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   July 6, 1998

                                           FOUR PARTNERS


                                           By: /s/Thomas J. Tisch
                                              Thomas J. Tisch
                                              Manager of Four Partners